As filed with the Securities and Exchange Commission on April 12, 2000

                                                 Registration No.  333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  --------------------------------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                             AGRI BIO-SCIENCES, INC.
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                 (Exact name of Registrant specified in charter)

Delaware                      6159                               76-0512613
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(State of             (Primary Industrial                    (I.R.S. Employer
Incorporation)          Classification)                            I.D.#)

                               5211 Court of York
                              Houston, Texas 77069
                                 (281) 580-8765
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           (Address, including zip code of principal place of business and telephone number, including area code of
                   Registrant's principal executive offices.)

       Lester H. Stephens                            With a copy to:
       President                                   Randall W.  Heinrich
       5211 Court of York                          Gillis & Slogar, L.L.P.
       Houston, Texas 77069                        1000 Louisiana, Suite 6905
       Tel: (281) 580-8765                         Houston, Texas 77002
   (Name, address, including zip code              (713) 951-9100
     and telephone number, including
     area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                           CALCULATION OF REGISTRATION FEE
                                                              Proposed
Title of each class                         Proposed          maximum
of securities to be        Amount to be    maximum offering  aggregate         Amount of
registered                 registered      price per share*  offering price*  registration fee

Common Stock               1,000,000                 $1.00             $1,000,000        $264.00
--------------------

* To be offered at the then current market price, which for purposes of fee calculation is estimated to be $1.00 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     SUBJECT TO COMPLETION, DATED APRIL 12, 2000

                             AGRI BIO-SCIENCES, INC.
                               5211 Court of York
                              Houston, Texas 77069
                                 (281) 580-8765

                        1,000,000 Shares of Common Stock

                           --------------------------

         We are a developmental stage company formed to produce a proprietary, blended micronutrient fertilizer known as "Micro Min." We have not yet commenced commercial production of Micro Min. However, we believe that we have completed all necessary preliminary work to commence production of Micro Min on a full-scale basis, and we expect to commence such production in the near future. The initial and secondary target markets for Micro Min will be Mexico, Central and South America and the Middle East.

         This prospectus relates to up to 1,000,000 shares of our Common Stock, par value $.001 per share. These shares have been issued to security holders named under the "SELLING STOCKHOLDERS" section. We will not receive any of the proceeds from the sale of these shares by such stockholders.

         Our Common Stock has not yet commenced public trading. We are currently seeking to procure an initial market maker for our Common Stock so that trading in our Common Stock may commence on the OTC Electronic Bulletin Board under the trading symbol "AGBI."

                                               ----------------------

         You should consider carefully the Risk Factors beginning on page 2 of this Prospectus.

                                               ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                            The  date of this  Prospectus  is  _________________
_____, 2000.

                                  RISK FACTORS

         The securities covered by this Prospectus involve a high degree of risk. Accordingly, they should be considered extremely speculative. You should read the entire Prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

Our extremely limited operating history and lack of commercial production make an evaluation of us and our future extremely difficult.

         The Company was incorporated as a Texas corporation on May 30, 1995 and was reincorporated as a Delaware corporation on December 22, 1997. We remain in a developmental stage. Since the Company's formation, we have been engaged in research and development with regard to "Micro Min," our proprietary, blended micronutrient fertilizer. We have not yet commenced commercial production of Micro Min. However, we believe that we have completed all necessary preliminary work to commence production of Micro Min on a full-scale basis, and we expect to commence such production in the near future. In view of the length of our operating history, you may have difficulty in evaluating us and our business and prospects. To date, we have received no meaningful revenue from the sale of our product. While we believe that our product is commercially viable, developing products for the agricultural marketplaces is inherently difficult and uncertain. There can be no assurance that significant market demand for our product will ever develop. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. These risks include:

         *        Our inability to produce our product on a commercial basis in a profitable manner
         *        The inability of our product to gain market acceptance and ou inability to achieve adequate sales levels
         *        Our inability to continue procuring financing to develop our business
         *        Our inability to sustain any continuing losses from operations
         *        Our inability to implement and successfully execute our
                        business and marketing strategy
         *        Our inability to respond adequately to competitive pressures and developments
         *        Our inability to respond adequately to technological
                        developments in our industry
         *        Our inability to manage growth in our operation if such growth is rapid

There can be no assurance that we will be successful in addressing these risks. Our failure to address successfully the risks we face as a developmental stage company could materially and adversely affect our business, prospects, financial condition and results of operations.

Since our incorporation, we have had a history of operating losses, and we expect to have future operating losses until sales of our product achieve certain levels.

         For our fiscal year ended December 31, 1999, we incurred a net loss of $116,663. As of December 31, 1999, we had an accumulated deficit of $717,411 and a deficit in stockholders' equity of $94,261. We anticipate having a negative cash flow from operations in future quarters and years until such time (if ever) as product sales generate sufficient revenue to fund our continuing operations. There can be no assurance that

         * sales of our product will ever  generate  significant  revenue;
         * we will ever generate positive cash flow from our operations; or
         * we will attain or thereafter sustain profitability in any future period.

We have only one product, and our success depends on the success of this single product.

         We currently intend to manufacture only one product for the foreseeable future. At the present, our success depends entirely upon our ability to manufacture this single product, and cause it to be sold, on a profitable basis. Our lack of product diversification may make the results of our operations riskier and more volatile than they would be if we manufactured more than one product.

We intend to focus on Mexico as our initial target market, and Mexico has experienced a recent economic crisis, which could lead to political uncertainty and change.

         Our initial sales efforts will focus on Mexico. Accordingly, the economic environment within Mexico can be expected to have a significant impact on our business, financial condition and results of operations. Beginning in December 1994, Mexico experienced an economic crisis characterized by exchange rate instability, high inflation, high domestic interest rates, negative economic growth and reduced agricultural and consumer purchasing power. Reduced agricultural and consumer purchasing power in Mexico could materially adversely affect our financial condition and results of operations. While the Mexican economy has begun to recover, complete recovery has not yet been achieved. There can be no assurance that the economic recovery will continue or that the economy will return to the growth levels existing prior to the crisis. Like any continuing economic crisis, the one experienced by Mexico creates an environment in which political changes could be more likely. The likelihood of any such changes, or the nature of such changes and the effect upon us (if such changes were to occur), is now uncertain. However, we will have no control over any political, economic or social responses to the economic situation. These responses could include (among other things) social unrest and labor disruptions. Any political, economic or social response to the economic situation materially adversely our business, financial condition and results of operations.

Our future capital needs may require the procurement of additional financing, and there can be no assurance that we will be able to procure such financing.

         We currently have no constant and continual flow of revenues. We have only minimal overhead, which has thus far been financed through amounts advanced by our directors. To address the variable costs associated with production, we intend to require down payments on purchase orders in amounts equal to 50% of the purchase prices of the purchase orders. Such down payments are expected to cover all direct costs of producing the ordered product. As a result, we do not believe that we will need any financing over the next 12 months or in the foreseeable future. Nevertheless, while the director who has financed our overhead has indicated that he intends to continue to do so, he is under no legal obligation to do so and may cease at any time. Moreover, there can be no assurance that we will be successful in obtaining 50% down payments on purchase orders. Without continued advances for overhead and 50% down payments on purchase orders, we would be required to seek alternative sources of financing. There can be no assurance that we would be successful in obtaining alternative sources of financing on acceptable terms or at all for that matter. Furthermore, debt financing (if available and undertaken) may involve restrictions limiting our operating flexibility. Moreover, if we issue equity securities to raise additional funds, the following results will or may occur:

         * The percentage ownership of our existing stockholders will be reduced
         * Our stockholders may experience additional dilution in net book value per share * The new equity securities may have rights, preferences or privileges senior to those of the holders of our

                  Common Stock.

To generate sales of our product, we expect to rely exclusively on an affiliated third party over whom we will have little control, and this arrangement involves certain risks.

         We have  entered into an exclusive  sale and  purchase  agreement  (the
"Global Agreement") with an affiliate of ours, Global Farm Sciences, Inc. ("Global"), to market Micro Min in certain geographical areas of the world. See "BUSINESS - SALES AND MARKETING - Exclusive Sale and Purchase Arrangement." Until recently, we expected to depend entirely upon Global to generate sales of our product. The Global Agreement was not the result of arms-length negotiations. Accordingly, there can be no assurance that the terms and conditions of this agreement are as favorable to us as those that could have been obtained from unaffiliated third parties. In addition, Global has failed to purchase the minimum volume of Micro Min for 1999 as provided for in the Global Agreement. Moreover, the Company is now contemplating having Ciencias Agro Ambientales, S.A. de C.V. ("Ciagam"), another affiliate of ours, assume the role of exclusive reseller of Micro Min in Mexico, our initial target market. Whether Global continues as our exclusive reseller of Micro Min in Mexico or Ciagam assumes such role, there can be no assurance that the sales efforts to be exerted by Global or Ciagam (as the case may be) will be exerted at the level of quality we expect, that the Global Agreement will not be modified in the future, or that any agreement that we reach with Ciagam will be on terms acceptable to our stockholders. Moreover, Global and Ciagam are thinly capitalized corporations. There can be no assurance that we could meaningfully enforce the Global Agreement or any agreement that we reach with Ciagam if either Global or Ciagam were to fail to honor its agreement with us. In any event, the ability of either Global and Ciagam to sell our product is unpredictable, and we will have limited control over either of their selling activities. There can be no assurance that either Global or Ciagam will be successful in selling our product. The failure of the selling efforts of Global or Ciagam (as the case may be) would materially adversely affect our business, results of operations and financial condition.

Our success depends to a great extent on our ability to protect our intellectual property, and our ability to protect our intellectual property is uncertain.

         We regard various features and design aspects of our product as proprietary and rely primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. We have been issued one copyright covering our soil testing software, have applied for a patent covering our blended micronutrient fertilizer product and intend to continue to apply for patents, as appropriate, for our future technologies and products. Nonetheless, there can be no assurance that we will be able to protect against the use of similar technologies by our competitors. Therefore, there can be no assurance that one or more of our competitors, most of whom have far greater resources than we do, will not independently develop technologies that are substantially equivalent or superior to our technology. Our inability to respond to technological advances on a timely and cost-effective basis could materially adversely affect our business, results of operations and financial condition. Moreover, our current and future competitors or others may adopt product or service names similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our patents, copyrights, trademarks, trade names and other intellectual property might materially and adversely affect our business, results of operations and financial condition. In addition, in the future third parties may claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to any such claim, any future claim (with or without merit) could result in one or more of the following:

         *        Significant litigation costs
         *        Diversion of resources, including the attention of management
         *        Our agreement to certain royalty and licensing arrangements

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition. Further, we intend to distribute our product in a number of foreign countries. The laws of those countries may not protect our proprietary rights to the same extent as the laws of the United States.

We rely heavily upon certain of our directors and officers, the loss of certain of whom could materially adversely affect us.

     For the foreseeable future, we substantially rely upon the personal efforts and abilities of M.M. Kalish, a founding shareholder, and his son Robert A. Kalish. The loss of the services of either of these individuals may materially adversely affect our business, operations, revenue and business prospects. We maintain key man life insurance on Robert A. Kalish in the amount of $1.0 million, but do not maintain key man life insurance on M.M. Kalish. Neither of Messrs. Kalish and Kalish devotes full time to our business. Moreover, neither of Messrs. Kalish and Kalish has entered into any employment or non-compete agreements with us. See "MANAGEMENT."

Our current management resources may not be sufficient for the future, and we have no assurance that we can attract additional qualified personnel.

         There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that we will be successful in attracting highly qualified individuals in key management positions.

Our obligation to indemnify our officers and directors could prevent our recovery for losses caused by them.

         Certain provisions of our Certificate of Incorporation and By-Laws and certain agreements that we have entered into with certain of our directors and officers provide that we shall indemnify any director, officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the General Corporation Law of Delaware or in such agreements. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by us and prevent any recovery from such officers, directors, agents and employees for losses we incurred as a result of their actions. Further, the United States Securities and Exchange Commission takes the position that indemnification against liability under the Securities Act of 1933 is against the public policy as expressed in such act, and is, therefore, unenforceable.

We could face intense competition from competitors with much greater financial, marketing and production capabilities.

         To the best of our knowledge, we believe there is no direct competition with our product and services at this time in the blended micronutrient fertilizer market. However, there are few barriers to entry into the agricultural fertilizer industry. Accordingly, there can be no assurance that we will not in the future be required to compete directly with other, larger companies having greater financial, marketing and production capabilities than we have. See "BUSINESS - COMPETITION." To a great extent, we intend to rely on exclusive import licenses issued by foreign countries as hedges against competition.

We intend to rely on import licenses issued by foreign countries, and we have no assurances that our current licenses will not be revoked or that licenses regarding additional countries will be issued.

         The terms of the license granted by the Minister of Agriculture of Mexico, pursuant to which we have the right to import and sell our micronutrient fertilizer in Mexico, are subject to government regulation. While the terms of our license does not provide for its revocation and we know of no revocation of any license granted by a Mexican federal agency, a revocation of our license remains a possibility, particularly if broad political change occurs in Mexico. Even if not revoked, there can be no assurance that other action taken by the Mexican government will not impair or adversely affect the value of our license. Moreover, there can be no assurance that we will obtain additional licenses to import our product in other countries that we believe to be attractive markets. Finally, there can be no assurance that import licenses similar to or the same as those now or hereafter granted to us will not be granted to potential competitors in the same markets.

Our Common Stock is not now being actively traded, and the future of its trading market involves considerable uncertainty.

         There is presently no public market for our Common Stock. We are currently seeking to procure an initial market maker for our Common Stock so that trading in our Common Stock may commence on the OTC Electronic Bulletin Board. There is no assurance that we will be successful in procuring an initial market maker, that a public market for our Common Stock will ever develop, or that (if one develops) it will be sustained. The liquidity of our Common Stock may be adversely affected, and holders of our Common Stock may have difficulty selling it, if a suitable trading market fails to develop and continue. Any market for our Common Stock that does develops is likely to be highly volatile and could be characterized by limited trading volume. Prices at which our Common Stock may trade may fluctuate fairly widely on a percentage basis. There can be no assurance as to the prices at which our Common Stock will trade in the future. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the following:

         *        The depth and liquidity of the markets for our Common Stock
         *        Investor perception of us and the industry in which we
                        participate
         *        General economic and market conditions

Potential future sales by affiliates could depress the market price for our Common Stock.

         Approximately   11,150,000  shares  of  Common  Stock  are  issued  and
outstanding. We believe that nearly all of these shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. Rule 144 provides in general that a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks before such sale. Nearly all of the restricted shares have been outstanding for over one year and thus are eligible for sale under Rule 144. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of ours and who have beneficially owned the shares for a minimum period of two years. Hence, the possible sale of these restricted shares may, in the future dilute an investor's percentage of freely tradeable shares and may depress the price of our Common Stock. Also, if substantial, such sales might also adversely affect our ability to raise additional equity capital. However, most of the shares believed to be "restricted securities" are held by affiliates of ours and must (by law) be sold subject to the volume limitations of Rule 144 described above, thus restraining the number of shares that can sold in any period of time.

A low trading price of our Common Stock would entail additional regulatory requirements, which could negatively affect such trading price.

         We believe that the trading price of the Common Stock is likely to start below $5.00 per share. If the trading price of our Common Stock were to start and remain below $5.00 per share, trading in the Common Stock would be subject to the requirements of certain rules promulgated under the Securities and Exchange Act of 1934 that require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock affected, which could severely limit the market liquidity of our Common Stock.

Certain current stockholders of the Company control the Company, and cumulative voting and preemptive rights are denied to stockholders.

         As of April 12, 2000, the six founding stockholders of the Company collectively owned 71.5% of our outstanding Common Stock. Cumulative voting in the election of Directors is not provided for. Accordingly, the holder or holders of a majority of our outstanding shares of Common Stock (currently the founding stockholders) may elect all of our Board of Directors. There are no preemptive rights in connection with our Common Stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future.

The Company's authorized preferred stock exposes stockholders to certain risks.

         Our Certificate of Incorporation authorizes the issuance of Preferred Stock. No shares of Preferred Stock were issued as of April 12, 2000. The authorized Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. While the Board of Directors of the Company must exercise its fiduciary duties in connection with the creation and issuance of any Preferred Stock, any Preferred Stock hereafter created could feature rights and preferences adverse to the holders of our Common Stock.

We may not be able to manage properly future growth that we experience.

         We believe that, given the right business opportunities, we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

         *        Expand existing operations

         * Improve on a timely basis existing and implement new operational, financial and inventory systems, procedures and controls, including improvement of our financial and other internal management systems

         *        Train, manage and expand our employee base

Further, we will be required to maintain control over our strategic direction. If we are unable to manage growth effectively, our business, results of operations and financial condition could be materially adversely affected.

Future acquisitions could expose us to numerous risks.

         As  part  of  our  business  strategy,  we  may  acquire  complementary companies, products, services or technologies. Any acquisition would be accompanied by the risks commonly encountered in an transaction. Such risks include the following;

         * Difficulty of assimilating the operations and personnel of the acquired companies
         *  Potential  disruption  of our ongoing  business
         * Inability of management to maximize our financial and strategic position through the successful incorporation of acquired businesses and technologies
         *  Additional   expenses   associated  with  amortization  of  acquired
                intangible  assets
         *  Maintenance  of  uniform  standards,   controls, procedures and
                policies
         * Impairment of relationships with employees, customers, vendors and advertisers as a result of any integration of new management personnel
         *  Potential unknown liabilities associated with acquired businesses

There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, any future acquisition may materially and adversely affect our business, results of operations, financial condition and cash flows. We may be required to obtain additional financing if we choose to use cash for acquisitions in the future. There can be no assurance that such financing will be available on acceptable terms. In addition, if we issue stock to complete any future acquisitions, existing stockholders will experience further ownership dilution.

Stockholders have no guarantee of dividends.

         We have not paid any dividends on our Common Stock since our incorporation. We anticipate that, for the foreseeable future, working capital and earnings (if any) will be retained for use in our business operations and in the expansion of our business.

For all of the aforesaid reasons and others set forth herein, the shares covered by this Prospectus involve a high degree of risk. You should be aware of these and other factors set forth in this Prospectus.

                                                   USE OF PROCEEDS

         The shares covered by this Prospectus may be sold by the Selling Stockholders from time to time at their discretion, and the Company will not receive any proceeds from the sale of the shares.

                                                   DIVIDEND POLICY

         The Company has paid no cash dividends on its Common Stock, and the Company presently intents to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                             PRICE RANGE OF COMMON STOCK

         Trading in the Common Stock not yet commenced. The Company is currently seeking to procure an initial market maker for the Common Stock so that trading in the Common Stock may commence on the OTC Electronic Bulletin Board under the trading symbol "AGBI." As of April 12, 2000, the Company had approximately 103 holders of record

                                                      BUSINESS

OVERVIEW

         Agri Bio-Sciences, Inc. (the "Company") was formed on May 30, 1995 as a Texas corporation under the name "Agri Environmental Sciences, Inc." The Company changed its corporate name to its current name about October 1997. On December 22, 1997, the Company was reincorporated as a Delaware corporation by means of a migratory merger. The Company is in a developmental stage and has not yet commenced full-scale sales, marketing and production activities. While there can be no assurance that the Company will be able to generate meaningful revenues or achieve profitable operations, the Company has received its first purchase order for Micro Min and expects to receive additional purchase orders in the near future.

         The Company has developed a fertilizer known as "Micro Min." Micro Min is produced by blending micronutrients (such as zinc, manganese, iron, copper, cobalt, molybdenum and boron) with montmorillonite (an agricultural clay) so as to electrochemically bond the micronutrients to the montmorillonite to produce a blended fertilizer. The resulting fertilizer allows the bond between the micronutrients and the montmorillonite to be dissolved during a time when the micronutrients are most required by plants. As a blended fertilizer comprised completely of micronutrients and an inert material, Micro Min is believed to be unique to the world market.

         Micro Min has been in the process of development and refinement for over the past 25 years by the Company and a couple of predecessor companies. The rights to Micro Min, and the Company's plant and certain of its equipment, were acquired by a stockholder of the Company in 1995 from Anvil Mineral Mining Corporation ("AMMC"), which was then in a liquidation bankruptcy proceeding. The acquired items were subsequently contributed to the Company. Management believes AMMC failed due to internal problems of its shareholders rather than the merits of Micro Min. AMMC had acquired the rights to Micro Min in the early 1980's from Mack Ravenhorst, who developed Micro Min and had tried for a number of year to exploit it commercially without any meaningful success. Part of the delay in the full-scale exploitation of Micro Min has resulted from the extended period of time it takes to qualify a product in a particular foreign country and to develop the marketing relationships necessary to sell a product in that country. After an extended period of time and a concerted effort, the Company has qualified Micro Min in Mexico, Colombia and Spain, and believes that it now has the necessary marketing relationships to exploit Micro Min on a full-scale basis.

         The Company has decided not to sell and market Micro Min itself. This decision was based on the Company's desire not to bear the risk that selling expenses might offset a large portion of (or in fact exceed) revenues from sales and the related risks resulting from possible exchange rate fluctuations that may result from sales in a foreign country for foreign currencies. Instead, the Company will concentrate solely on the manufacture of Micro Min. The Company has decided to engage another company to sell Micro Min and thus bear the risk of selling and any risks resulting from possible exchange rate fluctuations. Therefore, the Company has entered into a exclusive sale and purchase agreement (the "Global Agreement") with Global Farm Sciences, Inc., a corporation affiliated with the Company ("Global"), to market Micro Min in certain geographical areas of the world. The Global Agreement and the Company's continued use of Global as the Company's exclusive reseller in Mexico is currently under review and is subject to possible modification. See "BUSINESS - SALES AND MARKETING."

         The initial target market for Micro Min will be the country of Mexico. Secondary target markets are expected to include Central and South America and the Middle East. Mexico was selected as the initial target market due to the extensive agricultural needs of the country and the fairly extensive contacts that management has had with the country over the years.

THE PRODUCT

         Micro Min is a formula of micronutrients blended with montmorillonite (an agricultural clay). The blending process electrochemically bonds the micronutrients to the montmorillonite. The bond between the micronutrients and the montmorillonite is dissolved during times when the micronutrients are most required by plant life. Management believes that the time-released characteristic of Micro Min gives it an inherent advantage over other forms of micronutrients fertilizers, which could be toxic to crops if excess quantities were applied directly to them. Over the years, Micro Min has been developed in an increasingly more concentrated form. Management believes that Micro Min is the only blended fertilizer composed of micronutrient and an inert material on the world market today. However, Micro Min is not now being produced, nor has it ever been sold, in commercial quantities.

         Micro Min is expected to be packaged in 10 kilogram bags, placed on pallets and stretch wrapped and then placed in inventory at the Company's plant site. See "BUSINESS - MANUFACTURING FACILITY." Once produced, Micro Min can be moved in containerized shipments of 19 metric tons each or placed in railroad freight cars containing 50 metric tons each, depending on where the product is to be shipped.

         Since the early 1980's, with the assistance of various governmental agencies in Mexico, many test plots involving Micro Min were started in and around the state of Tlaxcala, Mexico. All of these plots were organized and supervised by state agronomists using their normal application of fertilizers and adding Micro Min in certain predetermined areas. The results of this testing seemed to indicate the following:

         (1)      Farmers experienced between 10% and 15% more crop production;

         (2)      Crops contained higher protein averages than without Micro
                  Min;

         (3) Second season lab reports seem to indicate that farmers achieved healthier and more manageable soils requiring less fertilization each succeeding growing period; and

         (4) The resulting increase in crop production and the savings on macronutrients more then offset the costs of the Micro Min.

Despite the testing described above, the Company has spent only a minimal amount on research and development over the past two years.

         Because of the effectiveness of Micro Min, in July 1997 the Minister of Agriculture of Mexico awarded to the Company the only existing license to import and sell micronutrient fertilizer in every state of Mexico. Micro Min has also been endorsed by the chief of all laboratories operated by the Minister of Agriculture. After receiving the Company's product license from Mexico, the Company proceeded with similar field tests in Colombia and Spain. During these tests, Micro Min proved to be a successful fertilizer for their area soils. After the conclusion of these field tests, product licenses were issued by both of these countries for the importation of Micro Min.

         The Company has produced and holds in its inventory 250 metric tons of Micro Min product. Of this inventory, 130 metric tons are now held at the Company's plant site and 120 metric tons are being held in Mexico for the commencement of the Company's full-scale sales and marketing efforts.

MANUFACTURING FACILITY

         The Company owns a plant facility situated on a seven-acre tract of land located on Dicky Ware Street, in downtown Bay Springs, Mississippi. The plant is not now being operated on an on-going commercial basis. However, the Company intends to activate on-going commercial production in the near future, and the Company does not now foresee any problem in doing so.

         The plant facility consists of a metal building containing about 15,000 square feet under roof. The roof of this building was recently renovated. During this renovation, the Company removed a 5,000 square foot section of the covered area of the plant during August 1997 and inserted a completely new metal building directly inside the present structure, thereby fortifying the complete plant facility. The roof of the plant was also repaired in those areas that required attention. The equipment in the plant consists primarily of a 40'x8' dryer for the montmorillonite, a blender and a bagging machine. All equipment in the plant is in good repair and completely ready for production of the Company's micronutrient product Micro Min. The plant has a 75 foot railroad spur and truck loading capabilities for 20 metric ton containers. The rail spur allows product to be moved by rail to any United States port for containerized or palletized shipment by sea to any foreign port.

         During testing and operating with a three man team, the plant proved capable of manufacturing 20 metric tons of Micro Min during an eight-hour shift. If needed, the plant could have two eight-hour shifts per day manufacturing product and one eight-hour shift devoted solely to building and equipment maintenance. Management anticipates that the plant could operate 22 days per month, 12 months per year. With three shifts working for the foregoing periods of time, the plant could produce 10,560 metric tons annually. The Company has plans to install a California Pellet Mill pelletizer into the plant facility once sales reach an appropriate level. Such pelletizers are able to produce 20 metric tons of pelletized product per hour which will provide the plant with the expected product manufacturing capability of 84,480 metric tons annually, based on the Company's assumptions regarding its levels of operations.

         Under the terms of the Global Agreement, Global will purchase a metric ton of Micro Min at a price of $620.00 (FOB). Management believes that the direct cost of producing a metric ton of Micro Min will be approximately $315, thus yielding upon sale a direct profit of approximately $305 per metric ton. Pursuant to the Global Agreement, Global is required to purchase at least 2,000 metric tons of Micro Min in 1999 and 2000 and 3,000 metric tons of Micro Min in each of the succeeding years. The Global Agreement was intended to free the Company of any and all cost factors originating outside its plant facility in Bay Springs, Mississippi. All costs incurred in all sales efforts by Global will be paid by Global. Moreover, all freight charges to anywhere in the product sales territory assigned to Global will be strictly Global's responsibility. In addition, all sales personnel and their expenses will likewise be paid by Global. The Global Agreement was structured to ensure that the Company would realize a profit from the Global Agreement. However, Global did not purchase the required 2,000 metric tons of Micro Min in 1999. The Global Agreement and the Company's continued use of Global as the Company's exclusive reseller in Mexico is currently under review and is subject to possible modification. See "SALES AND MARKETING" immediately below.

SALES AND MARKETING

Overview

         The Company's initial sales and marketing plan focused on the establishment of relationships with critical governmental and quasi--governmental agencies in the Company's target markets. The Company intended to demonstrate to these agencies the effectiveness of Micro Min and the benefits that farmers would realize by its use and application. In this connection, the Company intended to establish a network of laboratories to provide soil, plant and water testing and recommendations to farmers. Because it was believed that the farmers of the third world have generally not applied micronutrients to their fields, the Company expected to find deficiencies with regard to micronutrients in the soils that were tested. The Company could then recommend (with the expected endorsement of a governmental or quasi--governmental agency) that the farmers use Micro Min to remedy these deficiencies. After careful consideration, the Company decided not to pursue sales and marketing in the United States initially due to the costs believed necessary to penetrate the United States market adequately.

         In connection with its initial sales and marketing plan, the Company developed plans and specifications for computerized soil, plant and water analysis laboratories, one of which was actually installed in the Dominican Republic. The Company's laboratory designs range from that of a very computerized emission spectrophotometry laboratory down to a portable field kit of the quality a soil chemist would require. All designs, however, would offer the farmer, cattleman, technician and cooperative, a professional analytic service programmed to deliver analytic reports with fertilizer recommendations, methods of application and commentaries, all in common sense Kilogram/acre terms. These laboratories were specifically designed for mass sample analysis using the most advanced technology available. To complete the laboratory packages, the Company wrote complete testing protocols to be used by every instrument in these laboratories.

         The Company also developed a proprietary computer software program for use in the laboratories. This software has the capability of rendering final and definitive reports on soil, water, and plants from samples submitted for testing. The Company's laboratories would be capable of analyzing soil, plant and water samples and immediately transmitting raw data to an on-line computer, which mathematically extrapolates the data and scans the computer's programmed memory for an exact fertilizer recommendation. Within days, the programmed computer is able to provide farmers written reports containing the complete results of the analyses of their samples and a complete fertilizer recommendation. To offer further assistance to the farmers, the computer is programmed with the latest technical data concerning local soils, rainfall, and temperatures. The information obtained during the testing is also retained in the computer's on-line data base to be compared, managed, and accessed over and over again for further use by authorized entities, and for comparison in the retesting by farmers of these same soils at any later date. Also, the data base will retain the name, address and any other pertinent data on each farmer registered at a laboratory. This will enable sales efforts to plot continuous sales strategies in any given farming community.

         At one point, the Company intended to forego the actual establishment, ownership and operations of laboratories and instead license the Company's software to Intertek Testing Services, a prominent international laboratory testing company ("ITS"), for use in ITS's existing and future laboratories. The Company and ITS never reached a definitive agreement in this regard. Now the Company plans to license its software to affiliated entities, which will be responsible for the actual establishment, ownership and operations of the laboratories. In addition, the Company will no longer focus on the establishment of relationships with critical governmental and quasi--governmental agencies in its target markets. Instead, the Company has entered into an exclusive sale and purchase agreement (the "Global Agreement") with Global Farm Sciences, Inc. ("Global"), which initially has acted as the exclusive purchaser and reseller of the Company's product. The Global Agreement and the Company's continued use of Global as the Company's exclusive reseller in Mexico is currently under review and is subject to possible modification. See "Exclusive Sale and Purchase Arrangement" immediately below.

Exclusive Sale and Purchase Arrangement

         Global Farm Sciences, Inc., a Texas corporation ("Global"), was formed in December 1997 by Lester H. Stephens, M. Manny Kalish and Patrick N. Morgan (founders and board members of the Company) for the purpose of selling the Company's product to foreign entities. On August 27, 1998, the Company signed a five-year exclusive product sales agreement with Global. This Agreement requires Global to purchase 2,000 metric tons of Micro Min during the years 1999 and 2000 and thereafter purchase 3,000 metric tons of Micro Min during each succeeding year. Global must pay $620.00 per metric ton in United States dollars, FOB the Company's plant facility in Bay Springs, Mississippi. Global must remit 50% of the purchase price with each purchase order for Micro Min forwarded to the Company. (This initial amount provides the Company with adequate funds to produce one metric ton of product and thereby provides the Company with the necessary funds to operate the plant.) Thereafter, Global must remit the remaining 50% payment of its purchase order to the Company within ninety 90 days of its receipt of the product FOB the plant. The Global agreement may be terminated prior to its five-year term upon the occurrence of certain customary termination events, such as breach of contract or bankruptcy. Global did not purchase the required 2,000 metric tons of Micro Min in 1999, and Global and the Company are currently discussing an extension for such purchase and perhaps an even broader modification of the Global Agreement.

         During the quarter ended September 30, 1999, the Company and Global realized that the success of Global's business activities in Mexico was limited due to Global's status as a foreign corporation in that country. Accordingly, with the knowledge and consent of the Company, Global has been employing Ciences Agro Ambientales, S.A. de C.V. ("Ciagam") to undertake the sales-related activities that Global was originally to undertake. Ciagam is indirectly owned by certain members of the Company's Board of Directors, and is a registered Mexican corporation fully authorized under Mexican corporate law. Although the future relationship among the Company, Global and Ciagam is now under review and is uncertain, such relationship is likely to assume one of the following three alternatives: (1) Global's continued use of Ciagam for sales-related activities for the foreseeable future, (2) a formal assignment to Ciagam of Global's rights and obligations under the Global Agreement, or (3) a termination of the Global Agreement, and the completion with Ciagam of a formal, written agreement similar to the Global Agreement or an informal sale and purchase agreement on an open-account, order-by-order basis.

Current Marketing Plan.

         For some time, Global had been holding discussions with various governmental, quasi--governmental and industry parties, who would serve as the primary distributor of Micro Min in Mexico. These parties have included Fertilizantes Nacionales, S.A. de C.V., the Mexican federal and state Colleges of Agricultural Engineers, and INTAGRO, a company based in Veracruz, Mexican. These discussions failed to produce a definitive agreement. Because of the delay in establishing a formal relationship with any large sales force, Ciagam (assuming the role previously undertaken by Global) has been making sales calls on critical governmental and quasi-governmental agencies as well as private businesses. Currently, Ciagram is involved in serious discussions with AGROFERMEX, a Mexican fertilizer distributor having 250 offices, regarding AGROFERMEX's serving as a predominant (though non-exclusive) distributor of Micro Min in Mexico. These discussions have not yet produced a definitive agreement, and the ultimate outcome of these discussions can not now be determined.

         In addition to Ciagam's current discussions with AGROFERMEX, Ciagam received an initial purchase order for 290 metric tons of Micro Min from Asesoria Integral Agrupecuaria, S.A. de C.V. ("ASIA"), a fertilizer distributor in Mexico. The Micro Min ordered is to be delivered as soon as practical. One hundred twenty (120) metric tons of Micro Min are already located in warehouses in Mexico. Another 130 metric tons of Micro Min are located at the Company's plant facility in Bay Springs, Mississippi, bagged and ready to be shipped. The Company is now in the process of filling ASIA's order, and the Company expects to reactivate its plant facility in Bay Springs, Mississippi in the near future in order to produce the remaining Micro Min needed to fill the order. As a result of the ASIA purchase order, the Company expects to realize revenues in the near future. Management believes that Ciagam (or another primary distributor in Mexico) will receive additional purchase orders from ASIA in the future, although there can be no assurance in this regard.

         Moreover, the Company is also working with approximately 800 farmers in the state of Guanajuato, Mexico who have indicated a desire to form a co-operative and have the Company install a laboratory on their behalf. On the average, each of these farmers has approximately 700 hectares, for a total of approximately 560,000 hectares or approximately 1,400,000 acres. At a bag of Micro Min per acre, approximately 14,000 metric tons of Micro Min would be required to serve the co-operative. At a profit of $305 per metric ton, the Company would realize an aggregate profit of approximately $4,270,000. The
Company expects that an affiliated entity will establish, own and operate a laboratory for the benefit of the co-operative. This project is in a very preliminary stage, and there can be no assurance that this project will ever be completed in the scope currently being contemplated, if at all.

         Finally, Ciagam has recently established a relationship with the Banco de Mexico, the national bank of Mexico. The Banco de Mexico has indicated a desire to establish a credit line sufficient for Mexican farmers to purchase certain items of agriculture necessary for crop production. Although Ciagam and the Banco de Mexico have not agreed upon definitive terms nor entered into definitive agreements regarding the line of credit, current discussions are revolving around certain terms. First, the line of credit is expected to have a total amount ranging from $425,000 to $1.2 million. This amount of funding is expected to service adequately an eight-state targeted area in Mexico. In addition, amounts advanced on the line of credit to farmers will be due and payable approximately 90 days after the advance. Moreover, as is customary, the line of credit would require the farmers to place their land in trust as collateral against the amounts advanced. Finally, Ciagam is expected to be required to guarantee a comparatively small portion of each advance on the line of credit. Despite the current status of the negotiations regarding the line of credit, there can be no assurance that Ciagam will successfully conclude such negotiations and establish a line of credit with the Banco de Mexico or any other lender.

PROPRIETARY RIGHTS

         The Company regards various features and design aspects of its product as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company has been issued one copyright covering its soil testing software, has applied for a patent covering the blended micronutrient fertilizer product and intends to continue to apply for patents, as appropriate, for its future technologies and products. There are few barriers to entry into the market for the Company's product, and there can be no assurance that any patents applied for by the Company will be granted or that the scope of the Company's patent or any patents granted in the future will be broad enough to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, some of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company intends to distribute its product in a number of foreign countries. The laws of those countries may not protect the Company's proprietary rights to the same extent as the laws of the United States.

         The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel. See "BUSINESS - RISK FACTORS - Our success depends to a great extent on our ability to protect our intellectual property, and our ability to protect our intellectual property is uncertain."

COMPETITION

         Management believes there are no other commercial blended micronutrient fertilizers available in the market place. Therefore, management believes there is no direct competition as of the date of this Prospectus. However, there can be no assurance that the Company will not in the future be required to compete directly with other, larger companies having greater financial, marketing and production capabilities. The Company does not regard other fertilizer companies as direct (or even indirect) competitors because the products offered by them are complementary to and not competitive with the product offered by the Company. The Company's primary challenge lies not in head-to-head competition with similar products, but in educating farmers as to the need to use the micronutrient products of the Company as well as the macronutrient products more widely-accepted historically. To a great extent, the Company intends to rely on exclusive import licenses issued by foreign countries as hedges against competition.

EMPLOYEES

         As of the date of this Prospectus, the Company has only one full time employees who serves as the manager of the Company's plant. All other business and corporate functions are performed by the officers and directors without compensation.

LEGAL PROCEEDINGS

         On July 30, 1999, Lavaca Financial Corporation filed a lawsuit in the 234th Judicial District Court, Harris County, Texas (case no. 1999-39733) against the Company, Global, three of the Company's directors (namely, Pat Morgan, M. Manny Kalish, and Lester H. Stephens), and Robert A. Kalish, the Company's Vice President. This lawsuit seems to allege that the defendants breach a purported agreement that they had with Lavaca Financial for the payment of certain amounts if certain business transactions were concluded. On January 21, 2000, the defendants in this lawsuit filed general denials of all matters contained in Lavaca Financial's petition. Although this lawsuit is in its very early stages, the Company believes it is without merit, and the Company intends to defend vigorously against all claims asserted in this lawsuit.

                                                Available Information

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

         The Company has registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's reports can be inspected at, and copies downloaded from, the Commission's World Wide Web.

                                                 PLAN OF OPERATION

         The Company currently remains in a developmental stage. It has not yet commenced full-scale sales, marketing or production activities, has not generated any revenue from operations and will not generate revenue from operations until it commences sales of its product. While there can be no assurance that the Company will be able to generate meaningful revenues or achieve profitable operations, the Company has received its first purchase order for Micro Min and expects to receive additional purchase orders in the near future. The following is a summary of the Company's plan of operation over the next 12 months.

         The Company (through Ciagam) intends to continue to pursue sales of Micro Min in Mexico and possibly complete broad product sales agreements with AGROFERMEX and other firms or organizations having a large sales force. In addition, the Company would like to begin exploring (through Global) the possibility of establishing a sales program in Colombia. The Company already has a product license for Micro Min in that country as well as associates and relationships with important agricultural institutions and organizations. Ciagam is currently planning on a possible visit to Colombia in the year 2000 to explore more closely the possibility of establishing a sales program in Colombia. The Company will have little participation in the sales program.

         The Company does not believe that it will need any financings over the next 12 months for the reasons stated in the remainder of this paragraph. The Company intends to require purchasers of Micro Min to pay one-half of the aggregate purchase price of a purchase order as a downpayment at the time that the purchase order is placed. Based on the Company's estimates, the downpayment will be sufficient to cover all direct costs associated with the fulfillment of the purchase order. Accordingly, the risk of inadequate production funding is negligible. However, if there is a small shortfall, members of management have indicated that they will be willing to advance the amount of the shortfall, although they are under no legal obligation and may not be legally compelled to do so. The Company has only minimal overhead, which has thus far been financed through amounts advanced by the directors of the Company. Certain of the Company's directors have indicated that they intend to continue to provide limited financing of overhead, but they are under no legal obligation and may not be legally compelled to do so and may cease at any time.

         Moreover, the Company does not intend to conduct any further research and development over the next 12 months. However, the Company anticipates the possible need to add (during the next 12 months) a California Pellet Mill pelletizer and additional employees once sales reach an appropriate level.

                                                     MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Set forth below are the identities of the directors, executive officers and significant employees of the Company and a brief account of their business experience, especially during the last five years, including their principal occupations and employment during that period and the names and principal businesses of any corporations or organizations in which such occupations and employment was carried on. All offices with the Company have been held since December 1997 and expire in December 2000.

NAME                                                 TITLE                                      AGE

Leslie L. Lemak, M.D.                                Chairman of the Board of Directors         82
Lester H. Stephens                                   President and Director                     73
Anthony A. Mierzwa                                   Director                                   87
Patrick N. Morgan                                    Secretary, Treasurer and Director          82
M. Manny Kalish                                      Director                                   72
Vernon L. Medlin, M.D.                               Director                                   68
Robert A. Kalish                                     Vice President                             51

         Leslie L. Lemak, M.D. has been a practicing physician in the state of Texas for more than twenty years and is now retired.

         Lester H. Stephens is retired from EXXON where he served as an executive Geophysicist for 35 years. After retiring, Mr. Stephens accepted a professorship of Geophysics at the University of South Carolina. Mr. Stephens has taken charge of the Company's plant facility in Bay Springs, Mississippi, and literally transformed it into an assembling line type of production facility prepared to meet the most demanding amount of product scheduling.

         Anthony A. Mierzwa is retired from a 40 year career as a real estate developer in the Houston area.

         Patrick N. Morgan has been a real estate developer in the Houston area for the past 50 years. Mr. Morgan was responsible for the land development of the Champion's area of Houston and was personally involved in the development of the Champion's Golf Course and club house. Mr. Morgan is semi-retired today but spends time as the secretary of the Champion's Golf Club, Houston, Texas, as well as a member of the board of the Company.

         M. Manny Kalish has spent the past ten years developing the Company's unique agricultural program for the Mexican, Colombian and Egyptian market place. It was this research and development that Robert A. Kalish successfully used as the platform to develop a very unique software program for the proprietary soil, water and plant testing laboratory. Robert has installed one of these unique laboratories in the Dominican Republic under the sponsorship of the USDA, and has recently installed a laboratory in the state of Tlaxcala (Mexico) under the sponsorship of the University of Tlaxcala, the secretary of agriculture of the state, and the Company.

         Vernon L. Medlin, M.D. practices radiology in Corpus Christi, Texas

         Robert Alexander Kalish has been a Technical Consultant, Secretaria de Fornento Agropecuario, Tlaxcala, Tlaxcala, Mexico since 1996 and Technical
Director,  Laboratory,  Department  of  AgroBiology,   University  of  Tlaxcala,
Tlaxcala, Mexico since 1995. From 1993 to 1995 Mr. Kalish was Director, Agricultural/Environmental Laboratory; Director, Asgrow national seed production program; Medco Egypt Co., Cairo, Egypt. From 1991 through 1993 Mr. Kalish was Chief of Party, USAID National Agricultural-Environmental Laboratory Installation Project #517-0189-03G, Santo Domingo, Dominican Republic and Instructor, Agrophysics, School of Soil Sciences, Department of Agronomy, Cairo University, Cairo, Egypt from 1989 to 1990. From 1990 on he has been VP Agri Technologies, Inc (Research & Development) and from 1986 through 1988 Mr. Kalish was Director of Analytic Services, Anvil Micronutrients Corp., Houston, Texas. From 1980 through 1983 he served as Director of Analytic Services, Anvil Mineral Mining Corporation, Bay Springs, Mississippi (Mexican government agricultural-environmental laboratory installation project) and from 1973 to 1978 he was Asst. Technical Director, Anvil Mineral Mining Corporation, Bay Springs, Mississippi. In 1972 Mr. Kalish served as Instructor, Mathematical Logic, San Francisco State University, San Francisco, California and from 1971 to 1972 he was Director, Logic Laboratory, San Francisco State University, San Francisco, California.

         The authorized number of directors of the Company is presently fixed at six. Each director serves for a term of one year that expires at the following annual stockholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. Currently, directors of the Company receive no remuneration for their services as such, but the Company will reimburse the directors for any expenses incurred in attending any directors meeting.

         Other than for the father-son relationship between M. Manny Kalish and Robert A. Kalish, there are no family relationships between or among any of the directors or executive officers. Moreover, there are no arrangements or understandings between any director and any other person pursuant to which such director was selected to serve as such.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                                  Compensation

         The officers and directors of the Company are receiving no compensation for their services for the Company. There are no present plans, arrangements, or understandings concerning the payment of any compensation for any of the officers or directors.

                               Stock Option Grants

         The Company did not grant any stock options during the fiscal year ended December 31, 1999.

                  Option Exercises/Value of Unexercised Options

         The following table sets forth the number of securities underlying options exercisable at December 31, 1999. No SAR's of any kind have been granted.

                       Aggregated Option Exercises in Last
                Fiscal Year and Fiscal Year End Option Values (1)

                  (a)                                                           (d)

                                                              Number of Securities
                                                              Underlying Unexercised
                                                              Options at December 31,
                                                              1999 (Numbers of Shares)

                  Name                                                 Exercisable

                  M.M. Kalish                                           500,000(2)

                  Lester H. Stephens                                    250,000(2)

                  Vernon L. Medlin, M.D.                                250,000(2)

                  Leslie L. Lemak, M.D.                                 250,000(2)

                  Patrick N. Morgan                                     250,000(2)

                  Anthony A. Mierzwa                                    250,000(2)
---------------------

(1) The Columns designated by the SEC for the reporting of the number of shares acquired on exercise, the value realized, and the number and value of unexercisable options have been eliminated as no options were exercised and no unexercisable options existed during the fiscal year covered by the table. The Column designated by the SEC for the reporting of the value of exercisable in-the-money options has been eliminated because the Company's Common Stock has not been actively traded and thus has no ascertainable market value.

(2)      The per-share exercise price for each of these option shares is $.50.


STOCK INCENTIVE PLAN

         The Board of Directors of the Company has approved and adopted by written consent, the Agri Bio-Sciences, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The purpose of the Stock Incentive Plan is to provide deferred stock incentives to certain key employees and directors of the Company who contribute significantly to the long-term performance and growth of the Company. The following description of the Stock Incentive Plan is qualified by the Stock Incentive Plan itself.

         General Provisions of the Stock Incentive Plan. The Stock Incentive Plan will be administered by the Board of Directors or a committee of the Board of Directors duly authorized and given authority by the Board of Directors to administer the Stock Incentive Plan (the Board of Directors or such designated Committee as administrator of the Stock Incentive Plan shall be hereinafter referred to as the "Board"). The Board will have exclusive authority to administer the Stock Incentive Plan including without limitation, to select the employees to be granted awards under the Stock Incentive Plan, to determine the type, size and terms of the awards to be made, to determine the time when awards will be granted, and to prescribe the form of instruments evidencing awards made under the Stock Incentive Plan. The Board will be authorized to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan as may be necessary for efficient administration of the Stock Incentive Plan. Any Board action will require a majority vote of the members of the Board.

         Three types of awards are available under the Stock Incentive Plan: (i) nonqualified stock options or incentive stock, (ii) stock appreciation rights, and (iii) restricted stock. An aggregate of 2,500,000 shares of Common Stock may be issued pursuant to the Stock Incentive Plan, subject to adjustment to prevent dilution due to merger, consolidation, stock split or other recapitalization of the Company.

         The Stock Incentive Plan will not affect the right or power of the Company or its stockholders to make or authorize any major corporate transaction such as a merger, dissolution or sale of assets. If the Company is dissolved, liquidated or merged out of existence, each participant will be entitled to a benefit as though he became fully vested in all previous awards to him immediately prior to or concurrently with such dissolution, liquidation or merger. The Board may provide that an option or stock appreciation right will be fully exercisable, or that a share of restricted stock will be free of such restriction upon a change in control of the Company.

         The Stock Incentive Plan may be amended at any time and from time to time by the Board of Directors but no amendment which increases the aggregate number of shares of Common Stock that may be issued pursuant to the Stock Incentive Plan will be effective unless it is approved by the stockholders of the Company. The Stock Incentive Plan will terminate upon the earlier of the adoption of a resolution by the Board of Directors terminating the Stock Incentive Plan, or ten years from the date of the Stock Incentive Plan's approval by the Board of Directors December 1, 1997.

         Stock Options and Stock Appreciation Rights. Stock Options and Stock Appreciation Rights Stock options are rights to purchase shares of Common Stock. Stock appreciation rights are rights to receive, without payment to the Company, cash and/or shares of Common Stock in lieu of the purchase of shares of Common Stock under the stock option to which the stock appreciation right is attached. The Board may grant stock options in its discretion under the Stock Incentive Plan. The option price shall be determined by the Board at the time the option is granted and shall not be less than the par value of such shares.

         The Board will determine the number of shares of Common Stock to be subject to any option awarded. The option will not be transferable by the recipient except by the laws of descent and distribution. The option period and date of exercise will be determined by the Board and may not exceed ten years. The option of any person who dies may be exercised by his executors, administrators, heirs or distributors if done so within one year after the date of that person's death with respect to any Common Stock as to which the decedent could have exercised the option at the time of this death. Upon exercise of an option, the participant may pay for Common Stock so acquired in cash, with Common Stock (the value of which will be the fair market value at the date of exercise), in a combination of both cash and Common Stock, or, in the discretion of the Board, by promissory note. For purposes of determining the amount, if any, of the purchase price satisfied by payment with Common Stock, fair market value is the mean between the highest and lowest sales price per share of Common Stock on a given day on the principal exchange upon which the stock trades or some other quotation source designated by the Board.

         The Board may, in its discretion, attach a stock appreciation right to an option awarded under the Stock Incentive Plan. A stock appreciation right is exercisable only to the extent that the option to which it is attached is exercisable. A stock appreciation right entitles the optionee to receive a payment equal to the appreciated value of each share of Common Stock under option in lieu of exercising the option to which the right is attached. The appreciated value is the amount by which the fair market value of a share of Common Stock exceeds the option exercise price for that share of Common Stock. A holder of a stock appreciation right may receive cash, Common Stock or a combination of both upon surrendering to the Company the unexercised option to which the stock appreciation right is attached. The Company must elect its method of payment within fifteen business days after the receipt of written notice of an intention to exercise the stock appreciation right.

         Any person granted an incentive stock option under the Stock Incentive Plan who makes a disposition, within the meaning of 425(c) of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations promulgated thereunder, of any shares of Common Stock issued to him pursuant to his exercise of an option within two years from the date of the granting of such option or within one year after the date any shares are transferred to him pursuant to the exercise of the incentive stock option must within ten days of the disposition notify the Company and immediately deliver to the Company any amount of federal income tax withholding required by law.

         A person to whom a stock option or stock appreciation right is awarded will have no rights as a stockholder with respect to any shares of Common Stock issuable pursuant to the stock option or stock appreciation rights until actual issuance of a stock certificate for Common Stock.

         Restricted Stock. The Board may in its discretion award Common Stock that is subject to certain restrictions on transferability. This restricted stock issued pursuant to the Stock Incentive Plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by the laws of descent and distribution, for a period of time as determined by the Board, from the date on which the award is granted. The Company will have the option to repurchase the shares of restricted Common Stock at such price as the Board shall have fixed, in its sole discretion, when the award was made, which option will be exercisable at such times and upon the occurrence of such events as the Board shall establish when the restricted stock award is granted. The Company may also exercise its option to repurchase the restricted Common Stock if prior to the expiration of the restricted period, the participant has not paid to the Company amounts required to be withhold pursuant to federal, state or local income tax laws. Certificates for restricted stock will bear an appropriate legend referring to the restrictions. A holder of restricted stock may exercise all rights of ownership incident to such stock including the right to vote and receive dividends, subject to any limitations the Board may impose.

         Tax Information. A recipient of an incentive stock option or a non-qualified stock option will not recognize income at the time of the grant of the option. On the exercise of a non-qualified stock option, the amount by which the fair market value of Common Stock on the date of exercise exceeds the option price will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company. The disposition of Common Stock acquired upon exercise of a non-qualified option will ordinarily result in capital gain or loss. In the case of officers who are subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the date for measuring the amount of ordinary income to be recognized upon the exercise of a non-qualified stock option will generally be six months after exercise rather than the date of exercise.

         On the exercise of an option that qualifies as an "incentive stock option" within the meaning of the Code, the holder will not recognize any income and the Company will not be entitled to a deduction for tax purposes. However, the difference between the exercise price and the fair market value of Common Stock received on the date of the exercise will be treated as an "item of tax preference" to the holder that may be subject to the alternative minimum tax. The disposition of Common Stock acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss, however if the holder disposes of Common Stock acquired upon the exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a "disqualifying disposition"), the holder will recognize ordinary income, and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date the option was exercised over the option price (or, in certain circumstances, the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such Common Stock. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market of Common Stock on the date of exercise of the option will be capital gain.

         If an incentive option is exercised through the use of Common Stock previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned Common Stock and thus no gain or loss will be recognized with respect to such Common Stock upon exercise. However, if the previously owned Common Stock was acquired by the exercise of an incentive stock option or other tax qualified stock option and the holding period requirements for Common Stock were not satisfied at the time the previously owned Common Stock was used to exercise the incentive option, such use would constitute a disqualifying disposition of such previously owned Common Stock resulting in the recognition of ordinary income (but, under proposed Treasury regulations, not any additional gain in capital gain) in the amount described above.

         The amount of any cash or the fair market value of any Common Stock received upon the exercise of stock appreciation rights under the Stock Incentive Plan will be subject to ordinary income tax in the year of receipt and the Company will be entitled to a deduction for such amount. However, if the holder receives Common Stock upon the exercise of stock appreciation rights and is then subject to the restrictions of Section 16(b) of the Exchange Act; unless the holder elects otherwise, the amount of ordinary income and deduction will be measured at the time such restrictions lapse.

         Generally, a grant of restricted stock under the Stock Incentive Plan will not result in taxable income to the employee or deduction to the Company in the year of the grant. The value of Common Stock will be taxable to the employee and compensation income in the years in which the restrictions on Common Stock lapse. Such value will be the fair market value of Common Stock on the dates the restrictions terminate, less any amount the recipient may have paid for Common Stock at the time of the issuance. An employee, however, may elect to treat the fair market value of Common Stock on the date of such grant (less restricted stock), provided the employee makes the election within thirty days after the date of the grant. If such an election is made and the employee later forfeits Common Stock to the Company, the employee will not be allowed to deduct at a later date the amount he had earlier included as compensation income. In any case, the Company will receive a deduction corresponding in amount and time to the amount of compensation included in the employee's income in the year in which that amount is so included.

                                                     Other Plans

         The Company has no other deferred compensation, pension or retirement plans in which executive officers participate.

LIMITATIONS OF LIABILITY OF DIRECTORS

         The Company's Certificate of Incorporation provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful dividends or transactions involving an improper personal benefit. Moreover, if Delaware law were to change in the future to permit the further elimination or limitation the personal liability of directors, the liability of a director of the Company would be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

                                                CERTAIN TRANSACTIONS

         In  August  1996,  M.  Manny  Kalish  and  Leonard  Krawczyk,  founding shareholders  of the  Company,  contributed  to the  Company  the  Bay  Springs,
Mississippi plant site and 250 tons of bagged fertilizer at their combined original cost of $200,000, for 4,000,000 and 6,000,000 shares of stock, respectively, and a deferred payment now owed to Mr. Kalish in the original amount of $100,000. The Company and Mr. Kalish have not expressly agreed upon the accrual of interest on this deferred payment, although Mr. Kalish takes the position that it accrues interest at a rate of eight percent per annum for a total outstanding accrued interest of $19,287.67 as of February 11, 2000. In late 1996, the total outstanding shares of Mr. Krawczyk were repurchased for $300,000 cash and a promissory note payable in the original principal amount of $200,000. This promissory note was paid off in 1997. The original $100,000 deferred payment owed to Mr. Kalish is still outstanding. In addition to such amount, Mr. Kalish has loaned various amounts to the Company from time to time. These loans are represented by promissory notes, each of which is due and payable within either six or twelve months after it is executed and each being interest at a rate of eight percent per annum. The aggregate original principal amount of these promissory notes is $101,500 with accrued interest of $12,050.41 as of February 11, 2000. All of these promissory notes (except for one in the original principal amount of $10,000) is now due and payable. Mr. Kalish has expressed no indication that he intends to take any action against the Company to collect on the promissory notes now due and payable.

         The Company has entered into a five-year exclusive sale and purchase agreement (the "Global Agreement") with Global Farm Sciences, Inc., an affiliate of the Company ("Global"), for the purpose of selling the Company's product to foreign entities. The Global Agreement and the Company's continued use of Global as the Company's exclusive reseller in Mexico is currently under review and is subject to possible modification. For more information about Global and the Global Agreement, see "BUSINESS - SALES AND MARKETING Exclusive Sale and Purchase Arrangement."

                                           DETERMINATION OF OFFERING PRICE

         The shares covered by this Prospectus may be offered for sale from time to time by the Selling Stockholders. Such sales may be on the OTC Bulletin Board, elsewhere in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at such other prices as the Selling Stockholders may determine in negotiated transactions.

                                               PRINCIPAL STOCKHOLDERS

         The following table sets forth as of April 12, 2000 the amount of Common Stock beneficially owned by (i) each person known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

         NAME AND ADDRESS OF                NUMBER                      PERCENTAGE OF
         BENEFICIAL OWNER                   OF SHARES(1)               SHARES OUTSTANDING

         M.M. Kalish                        4,718,500(2)                    40.9%
         7806 Oxfordshire Drive
         Spring, Texas 77379

         Lester H. Stephens                 1,408,000(3)                    12.4%
         5211 Court of York
         Houston, Texas 77069

         Vernon L. Medlin, M.D.             1,193,000(4)                    10.5%
         1242 Sandpiper
         Corpus Christi, Texas 78412

         Leslie L. Lemak, M.D.                943,000(5)                     8.3%
         5457 Sugar Hill
         Houston, Texas 77056

         Patrick N. Morgan                    767,000(6)                     6.7%
         819 Hedwig Way
         Houston, Texas 77024

         Anthony A. Mierzwa                   693,000(7)                     6.1%
         1323 South Boulevard
         Houston, Texas 77006

         Officers and Directors as a Group  9,722,500(8)                    75.4%
------------------------

(1) Includes shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(2) Includes 500,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(3) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus and 1,118,000 shares owned of record by the Stephens Family Trust.
(4) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus and 625,000 shares owned of record by Black Cloud Partners, LLP.
(5) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(6) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(7) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(8) Includes 1,750,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of April 12, 2000 pertaining to the beneficial ownership of Common Stock by the Selling Stockholders. Each of the Selling Stockholders is a director of the Company, except for th Stephens Family Trust, which is controlled by Lester H. Stephens (a director and the President of the Company).

                                   Beneficial        Number of         Beneficial        Percentage
                                   Ownership         Shares            Ownership         Ownership
                                   Prior to          Being             After             After
                                   Offering          Offered           Offering (1)      Offering
                                   --------------------------------------------------------------

M.M. Kalish                        4,718,500(2)      500,000           4,218,500(2)      36.2%

Stephens Family Trust              1,408,000(3)      100,000           1,308,000(3)      11.5%

Vernon L. Medlin, M.D.             1,193,000(4)      100,000           1,093,000(4)       9.6%

Leslie L. Lemak, M.D.                943,000(5)      100,000             843,000(5)       7.4%

Anthony A. Mierzwa                   693,000(6)      100,000             593,000(6)       5.2%

Patrick N. Morgan                    767,000(7)      100,000             667,000(7)       5.9%


------------------------

(1)      Assumes the offer and sale of all shares being registered.
(2)      Includes 500,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(3)      Includes 40,000 shares owned of record by Lester H. Stephens, a trustee of the Stephens Family Trust, and 250,000 shares issuable  in  connection  with  options  or  warrants  granted  in  Mr.
         Stephen's name, exercisable within 60 days of this Prospectus.

(4)      Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus and
         625,000 shares owned of record by Black Cloud Partners, LLP.
(5)      Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(6)      Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(7)      Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.

                              PLAN OF DISTRIBUTION

         The shares covered by this Prospectus are being registered for the account of the Selling Stockholders and donees and pledgees selling shares received from a Selling Stockholder after the date of this prospectus. Such shares may be sold in (a) ordinary brokerage transactions and transactions, in the over-the-counter market or (if in the future the Common Stock should be listed on a national exchange) on such national exchange, in which the broker-dealer solicits purchases, (b) face-to-face transactions between sellers and purchasers without a broker-dealer, (c) in connection with pledge to secure debts and other obligations, (d) in connection with short sales of shares of Common Stock, or (e) in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter option. Such shares may also be transferred as gifts. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such shares may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any proceeds from the resale of common stock by the selling stockholders.

                                            DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 20 million shares of common stock, $0.001 par value, and 5 million shares of preferred stock. The presently outstanding shares of Common Stock are fully paid and nonassessable. There are no shares of preferred stock issued and outstanding.

COMMON STOCK

         The authorized Common Stock consists of 20,000,000 shares, $.001 par value, of which 11,150,000 shares were issued and outstanding as of April 12, 2000. The holders of Common Stock are entitled to one vote per share on the election of directors and on all other matters submitted to a vote of stockholders. Shares of Common Stock do not have preemptive rights or cumulative voting rights. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall be divided into three classes, as nearly equal in number as possible, and that at each annual meeting of stockholders all of the directors of one class shall be elected for a three-year term. The affirmative vote of not less than 75% of the outstanding shares of Common Stock is required to approve a merger or consolidation, a transfer of substantially all the assets, certain issuances and transfers of the Company's securities to other entities or a dissolution of the Company, unless the Board of Directors of the Company has approved the transaction. Additionally, certain business combinations involving the Company and any holder of 15% or more of the Company's outstanding voting stock must be approved by at least 66.67% of such voting stock, exclusive of the stock owned by the 15% stockholders, unless approved by a majority of the directors not affiliated with such holder or certain price and procedural requirements are met. These provisions, together with the authorization to issue preferred stock on terms designated by the Board of Directors, described above, could be used as anti-takeover devices.

         The holders of Common Stock are entitled to receive dividends ratably when, as and if declared by the Board of Directors, and upon liquidation are entitled to share ratably in the Company's net assets. Payment of dividends on the Common Stock may be subject to restrictions contained in any future agreement in connection with the issuance of Preferred Stock. The decision to pay dividends is subject to any agreements with holders of preferred stock issued in the future and such other financial considerations as the Board of Directors of the Company may deem relevant. No assurance can be given as to the timing or amount of any dividend that the Company may declare on the Common Stock.

         The Company's By-Laws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting. The Company's By-Laws also provide that a stockholder must give written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Stockholders for the election of directors, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to stockholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a stockholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders. Each notice of a nomination from a stockholder shall set forth:
(a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DEFENSES AGAINST HOSTILE TAKEOVERS

         Introduction. While the following discussion summarizes the reasons for, and the operation and effects of, certain provisions of the Company's Certificate of Incorporation which management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which are available from the Company, which should be reviewed for more detailed information.

         In general, the anti-takeover provisions in Delaware law and the Company's Certificate of Incorporation are designed to minimize the Company's susceptibility to sudden acquisitions of control which have not been negotiated with and approved by the Company's Board of Directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the Board of Directors. The provisions would not prohibit an acquisition of control of the Company or a tender offer for all of the Company's capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of the Company in a transaction that is not approved by the Board of Directors, by making it more difficult for a person or group to obtain control of the Company in a short time and then impose its will on the remaining stockholders. However, to the extent these provisions successfully discourage the acquisition of control of the Company or tender offers for all or part of the Company's capital stock without approval of the Board of Directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

         Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of the company's stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but any attempts to acquire control which are not approved by the Board of Directors, whether or not stockholders deem such transactions to be in their best interests.

         Authorized Shares of Capital Stock. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000 shares of serial preferred stock. Shares of the Company's serial preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of Common Stock (the Certificate of Incorporation authorizes the issuance of up to 20,000 shares), could represent additional capital stock required to be purchased by an acquiror. Issuance of such additional shares may dilute the voting interest of the Company's stockholders. If the Board of Directors of the Company determined to issue an additional class of voting preferred stock to a person opposed to a proposed acquisition, such person might be able to prevent the acquisition single-handedly.

         Stockholder Meetings. Delaware law provides that the annual stockholder meeting may be called by a corporation's board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or By-Laws. The Company's Certificate of Incorporation provides that annual stockholder meetings may be called only by the Company's Board of Directors or a duly designated committee of the Board. Although the Company believes that this provision will discourage stockholder attempts to disrupt the business of the Company between annual meetings, its effect may be to deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control of the Company between one annual meeting as a forum to address certain other matters and discourage takeovers which are desired by the stockholders. The Company's Certificate of Incorporation also provides that stockholder action may be taken only at a special or annual stockholder meeting and not by written consent.

         Classified Board of Directors and Removal of Directors. The Company's Certificate of Incorporation provides that The Company's Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class serve for terms of three years, with the terms of one class expiring each year. Each class currently consists of approximately one-third of the number of directors. Each director will serve until his successor is elected and qualified.

         A classified Board of Directors could make it more difficult for stockholders, including those holding a majority of the Company's outstanding stock, to force an immediate change in the composition of a majority of the Board of Directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified Board may be changed in one year. In the absence of the provisions of the Company's Certificate of Incorporation classifying the Board, all of the directors would be elected each year. The provision for a staggered Board of Directors affects every election of directors and is not triggered by the occurrence of a particular event such as a hostile takeover. Thus a staggered Board of Directors makes it more difficult for stockholders to change the majority of directors even when the reason for the change would be unrelated to a takeover.

         The Company's Certificate of Incorporation provides that a director may not be removed except for cause by the affirmative vote of the holders of 75% of the outstanding shares of capital stock entitled to vote at an election of directors. This provision may, under certain circumstances, impede the removal of a director and thus preclude the acquisition of control of the Company through the removal of existing directors and the election of nominees to fill in the newly created vacancies. The supermajority vote requirement would make it difficult for the stockholders of the Company to remove directors, even if the stockholders believe such removal would be beneficial.

         Restriction of Maximum Number of Directors and Filling Vacancies on the Board of Directors. Delaware law requires that the board of directors of a corporation consist of one or more members and that the number of directors shall be set by the corporation's By-Laws, unless it is set by the corporation's certificate of incorporation. The Company's Certificate of Incorporation provides that the number of directors (exclusive of directors, if any, to be elected by the holders of preferred stock) shall not be less than five or more than 15, as shall be provided from time to time in accordance with the Company By-Laws. The power to determine the number of directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the Company's Board of Directors. The overall effect of such provisions may be to prevent a person or entity from quickly acquiring control of the Company through an increase in the number of the Company's directors and election of nominees to fill the newly created vacancies and thus allow existing management to continue in office.

         Stockholder Vote Required to Approve Business Combinations with Related Persons. The Company's Certificate of Incorporation generally requires the approval of the holders of 75% of the Company's outstanding voting stock (and any class or series entitled to vote separately), and a majority of the outstanding stock not beneficially owned by a related person (as defined) (up to a maximum requirement of 85% of the outstanding voting stock), to approve business combinations (as defined) involving the related person, except in cases where the business combination has been approved in advance by two-thirds of those members of the Company's Board of Directors who were directors prior to the time when the related person became a related person. Under Delaware law, absent these provisions, business combinations generally, including mergers, consolidations and sales of substantially all of the assets of the Company must, subject to certain exceptions, be approved by the vote of the holders of a majority of the Company's outstanding voting stock. One exception under Delaware law to the majority approval requirement applies to business combinations (as defined) involving stockholders owning 15% of the outstanding voting stock of a corporation for less than three years. In order to obtain stockholder approval of a business combination with such a related person, the holders of two-thirds of the outstanding voting stock, excluding the stock owned by the 15% stockholder, must approve the transaction. Alternatively, the 15% stockholder must satisfy other requirements under Delaware law relating to (i) the percentage of stock acquired by such person in the transaction which resulted in such person's ownership becoming subject to the law, or (ii) approval of the board of directors of such person's acquisition of the stock of the Delaware corporation. Delaware law does not contain price criteria. The supermajority stockholder vote requirements under the Certificate of Incorporation and Delaware law may have the effect of foreclosing mergers and other business combinations which the holders of a majority of the Company's stock deem desirable and place the power to prevent such a transaction in the hands of a minority of the Company's stockholders

         Under Delaware law, there is no cumulative voting by stockholders for the election of the Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholder meeting may, if they so choose, elect all directors of the Company, thus precluding a small group of stockholders from controlling the election of one or more representatives to the Company's Board of Directors.

         Advance Notice Requirements for Nomination of Directors and Proposal of New Business at Annual Stockholder Meetings. The Company's Certificate of Incorporation generally provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting. This advance notice requirement may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if the stockholders believe such nominees or proposals are in their interests. Making the period for nomination of directors and introducing new business a period not less than 10 days prior to notice of a stockholder meeting may tend to discourage persons from bringing up matters disclosed in the proxy materials furnished by the Company and could inhibit the ability of stockholders to bring up new business in response to recent developments.

         Limitations on Acquisitions of Capital Stock. The Company's Certificate of Incorporation generally provides that if any person were to acquire beneficial ownership of more than 20% of any class of the Company's outstanding Common Stock, each vote in excess of 20% would be reduced to one-hundredth of a vote, with the reduction allocated proportionately among the record holders of the stock beneficially owned by the acquiring person. The limitation on voting rights of shares beneficially owned in excess of 20% of the Company's outstanding Common Stock, would discourage stockholders from acquiring a substantial percentage of the Company's stock in the open market, without disclosing their intentions, prior to approaching management to negotiate an acquisition of the Company's remaining stock. The effect of these provisions is to require amendment of the Certificate of Incorporation, which requires Board approval, before a stockholder can acquire a large block of the Company's Common Stock. As a result, these provisions may deter takeovers by potential acquirors who would have acquired a large holding before making an offer for the remaining stock, even though the eventual takeover offer might have been on terms favorable to the remaining stockholders.

         Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation. The Company's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than seventy-five percent of the outstanding stock entitled to vote. This requirement exceeds the majority vote that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation. Specific provisions subject to the supermajority vote requirement are (i)
Article X, governing the calling of stockholder meetings and the requirement that stockholder action be taken only at annual or special meetings, (ii)
Article XI, requiring written notice to the Company of nominations for the election of directors and new business proposals, (iii) Article XII, governing the number and terms of the Company's directors, (iv) Article XIII, governing the removal of directors, (v) Article XIV, limiting acquisitions of 20% or more of the Company's stock, (vi) Article XV, governing approval of business combinations involving related persons, (vii) Article XVI, relating to the consideration of various factors in the evaluation of business combinations,
(viii) Article XVII, providing for indemnification of directors, officers, employees and agents, (ix) Article XVIII, limiting directors' liability, and (x) Articles XIX and XX, governing the required stockholder vote for amending the By-Laws and Certificate of Incorporation, respectively. Article XX is intended to prevent the holders of less than 75% of the Company's outstanding voting stock from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 25% of the Company's voting stock to prevent amendments to the Certificate of Incorporation or By-Laws even if they were favored by the holders of a majority of the voting stock.

PREFERRED STOCK

         The Board of Directors of the Company is authorized by its Certificate of Incorporation, without any action on the part of stockholders, to issue preferred stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences, limitations, descriptions and terms thereof, including the extent, if any, to which the holders of the shares of any such series will be entitled to vote as a class or otherwise with respect to the election of directors or otherwise, all as shall, to the extent permitted under the laws of the State of Delaware, be determined by the Board of Directors of the Company. Thus, the Board of Directors, without stockholder approval, may authorize the issuance of preferred stock which could make it more difficult for another company to effect certain business combinations with the Company.

COMMON STOCK OPTIONS

         In connection with the issuance of common stock, 1,500,000 options were issued to 5 directors and shareholders in January, 1997 with an exercise price of $.50. An additional 250,000 options were issued to the remaining director and shareholder in April, 1998 with an exercise price of $.50. The options expire September 18, 2000.

SHARES ELIGIBLE FOR FUTURE SALE.

         There has been no trading market for the Common Stock. The Company will attempt to have the Common Stock quoted on the NASD OTC Electronic Bulletin Board. However, there can be no assurance that any active trading market for the Common Stock will develop and, if developed, will continue. The quotation of the Common Stock on the Electronic Bulletin Board is conditioned upon the Company meeting certain requirements with respect to the availability of public information and a broker-dealer making a market in the Common Stock. See "RISK FACTORS - A low trading price of our Common Stock would entail additional regulatory requirements, which could negatively affect such trading price." No broker-dealer has agreed to make a market in the Common Stock, there can be no assurance that any broker-dealer will make a market in the Common Stock or, if so, that it will continue for any specific period of time. See "RISK FACTORS - Our Common Stock is not now being actively traded, and the future of its trading market involves considerable uncertainty."

         The Company has approximately 11,150,000 shares of Common Stock outstanding, of which 7,972,500 are held by "affiliates" of the Company. Most of the remaining shares will be freely tradable without restriction or further registration under the Securities Act. Shares held by "affiliates" of the Company, will be subject to the limitations of Rule 144 promulgated under the Securities Act.

         In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 111,500 shares); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission. In addition, any person (or person whose shares are aggregated) who is not, at the time of the sale or during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or volume limitations described above. Approximately 1.75 million shares of Common Stock are issuable upon the exercise of options held by Directors of the Company.

                                                       EXPERTS

         The financial statements and schedules of Agri Bio-Sciences, Inc. as of December 31, 1999 and for the fiscal year then ended and for the fiscal year ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of Malone & Bailey, PLLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                               AGRI BIO-SCIENCES, INC.

                                            INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page

         Index ...............................................................................................F - 1

         Audited Financial Statements:

                Report of Independent Public Accountants.............................................         F - 2

                Balance Sheet as of December 31, 1999................................................         F - 3

                Statements  of Expenses for the Years Ended  December 31, 1999
                     and 1998 and the Period from May 30, 1995
                    (Date of Inception) to December 31, 1999 .................................................F - 4

                Statements  of  Stockholders'   Equity  for  the  Years  Ended
                    December 31, 1999 and 1998 and the Period from May 30,
                    1995 (Date of Inception) to December 31, 1999 ............................................F - 5

                Statements of Cash Flow for the Years Ended  December 31, 1999
                    and 1998 and the Period from May 30, 1995
                   (Date of Inception) to December 31, 1999 ..................................................F - 6

                Notes to Financial Statements........................................................         F - 7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
   Agri Bio-Sciences, Inc.
   Houston, Texas

We have audited the accompanying balance sheet of Agri Bio-Sciences, Inc. (a Delaware corporation) as of December 31, 1999, and the related statements of expenses, stockholders' equity, and cash flows for the two years then ended and for the period from inception (May 30, 1995) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agri Bio-Sciences, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the two years and the initial period then ended in conformity with generally accepted accounting principles.

January 28, 2000

MALONE & BAILEY, PLLC
Houston, Texas

                             AGRI BIO-SCIENCES, INC.
                          (A Development Stage Company)
                                  Balance Sheet
                                December 31, 1999

ASSETS

  Cash                                                                                                    $ 16,679

  Fertilizer plant and equipment, net                                                                      163,136
                                                                                                          --------

         TOTAL ASSETS                                                                                    $ 179,815
                                                                                                         =========


LIABILITIES

  Accounts payable                                                                                          15,300
  Accrued expenses                                                                                          10,776
  Due to current stockholders                                                                              148,000
  Due to former stockholder                                                                                100,000
                                                                                                          --------

         TOTAL LIABILITIES                                                                                 274,076
                                                                                                          --------


STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value,
         5,000,000 shares authorized,
         0 shares issued and outstanding
  Common stock, $.001 par value,
         20,000,000 shares authorized,
         11,000,000 issued and outstanding                                                                  11,000
   Paid in capital                                                                                         612,150
   Deficit Accumulated During the
      Development Stage                                                                                   (717,411)
                                                                                                          --------

         TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                             ( 94,261)
                                                                                                          --------

         TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY                                                                       $179,815
                                                                                                          ========













                       See notes to financial statements.
                                       F-2

                             AGRI BIO-SCIENCES, INC.
                          (A Development Stage Company)
                             Statements of Expenses
                     Years Ended December 31, 1999 and 1998,
              and the Period from May 30, 1995 (Date of Inception)
                              to December 31, 1999

                                                                                                       May 30, 1995
                                                                                                     (Inception) to
                                                                                                       December 31,
                                                                1999                1998                  1999
                                                           -----------       -------------              --------
EXPENSES
  Fees paid for services
      by stockholders                                           $   20,000                               $ 188,400
  Other administrative expenses                                     73,980          $ 102,421              362,488
  Inventory writedown                                                                 100,000              100,000
  Interest                                                          17,683             14,495               55,773
  Depreciation                                                       5,000              5,000               10,750
                                                                 ---------          ---------            ---------

         NET (DEFICIT)                                           $(116,663)         $(221,916)           $(717,411)
                                                                 =========          =========            =========

(Loss) per common share                                              $(.01)             $(.02)
Weighted average

   shares outstanding                                           10,916,667         10,808,333


























                             See notes to financial
                                  statements.

                             AGRI BIO-SCIENCES, INC.
                          (A Development Stage Company)
                       Statements of Stockholders' Equity

                                                                                         Deficit
                                                                                      Accumulated
                                                                                        During the
                                                  Common Stock            Paid in      Development
                                            Shares        $               Capital        Stage                Totals
---------------------------------------------------------------------------------------------------------------------------

Shares issued in exchange
  for fertilizer plant
  site contributed
  at inception                              4,000,000     $   400         $  99,600                          $ 100,000
Shares issued for services
 to founding shareholder                    5,565,000       5,565            50,085                             55,650
 to consultants                             1,010,000       1,010            10,990                             12,000
Shares issued for cash                      3,775,000       3,775           754,225                            758,000
Imputed interest on note
  due to former shareholder                                                  20,000                             20,000
Shares repurchased for
  cash and note payable                    (4,000,000)    (   400)         (499,600)                          (500,000)
Net (deficit)                                                                          $(378,832)             (378,832)
-----------------------------------------------------------------------------------------------------------------------

Balances,
  December 31, 1997                        10,350,000      10,350           435,300      (378,832)              66,818

Shares issued for cash                        550,000         550           136,950                            137,500
Imputed interest on
  note due to former
  shareholder                                                                10,000                             10,000
Net (deficit)                                                                            (221,916)            (221,916)
                                                 -------------------------- -------------------------------- -----------------

Balances,
  December 31, 1998                        10,900,000      10,900           582,250      (600,748)            (  7,598)

Shares issued for
  Services                                    100,000         100            19,900                             20,000
Imputed interest on
  note due to former
  shareholder                                                                10,000                             10,000
Net (deficit)                                                                            (116,663)            (116,663)
                                                -----------------------------------------------------        -----------------

Balances,
  December 31, 1999                        11,000,000     $11,000         $ 612,150     $(717,411)           $( 94,261)
                                         ============    ========         =========      =========            =========






                             See notes to financial
                                  statements.

                             AGRI BIO-SCIENCES, INC.
                          (A Development Stage Company)
                             Statements of Cash Flow
                   Years Ended December 31, 1999 and 1998, and
                the Period from May 30, 1995 (Date of Inception)
                              to December 31, 1999

                                                                                                       May 30, 1995
                                                                                                     (Inception) to
                                                                                                       December 31,
                                                                     1999             1998              1999
                                                               ------------      -----------      ----------
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss                                                           $(116,663)        $(221,916)        $(717,411)
  Adjustments to reconcile net
     income to net cash provided by
     operating activities:
   Depreciation                                                          5,000             5,000            10,750
   Writedown of inventory                                              100,000           100,000
   Common stock issued for services                                     20,000                              87,650
   Contribution of imputed interest                                     10,000            10,000            40,000
   Decrease in other current assets                                      7,500
   Decrease in deposits                                                 12,500
   Increase in accounts payable                                          7,387             3,408            15,300
   Increase in accrued expenses                                          2,966             6,610            10,776
                                                                     ---------------------------------------------
                  NET CASH USED BY

                  OPERATING ACTIVITIES                                ( 71,310)         ( 76,898)         (452,935)
                                                                     ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Plant site construction and
         equipment purchases                                                                              ( 73,886)

CASH FLOWS FROM FINANCING ACTIVITIES
  Sales of common stock for cash                                                         137,500           895,500
  Advances by a founding shareholder                                                      72,000            72,000
  Proceeds from (payments to) a bank                                                    (128,210)
  Cash paid to repurchase shares
         from a founding shareholder                                                                      (500,000)
  Advances by other shareholders                                        76,000                              76,000
                                                                       -------   ---------------         ---------
                  NET CASH PROVIDED BY
                  FINANCING ACTIVITIES                                  76,000            81,290           543,500
                                                                     ---------         ---------         ---------

NET INCREASE (DECREASE) IN CASH                                      $   4,690         $   4,392         $  16,679









                             See notes to financial
                                  statements.

                             AGRI BIO-SCIENCES, INC.
                          (A Development Stage Company)
                             Statements of Cash Flow
                     Years Ended December 31, 1999 and 1998,
              and the Period from May 30, 1995 (Date of Inception)
                              to December 31, 1999



                                                                                                   (Inception) to
                                                                                                    December 31,
                                                                     1999             1998               1999
                                                               ------------      -----------      -----------

NET INCREASE (DECREASE) IN CASH
   (from previous page)                                          $   4,690         $   4,392         $  16,679

CASH AT BEGINNING OF PERIOD                                         11,989             7,597
                                                                   ---------       ---------      ------------

CASH AT END OF PERIOD                                            $  16,679         $  11,989         $  16,679
                                                                 =========          =========         =========


SUPPLEMENTAL DISCLOSURES
  Interest paid                                                  $       0         $   2,710         $       0
  Non-cash investing and
         financing activities:
   Contribution of plant site at inception                                                             100,000
   Purchase of bagged fertilizer for note payable                                    100,000

























                             See notes to financial
                                  statements.

                             AGRI BIO-SCIENCES, INC.
                          Notes to Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Incorporation. Agri Bio-Sciences, Inc. (Company) (formerly Agri Environmental Sciences, Inc.) was formed May 30, 1995 as a Texas corporation. On December 22, 1997, a separate company with the same name was incorporated in Delaware and the Texas corporation merged into the Delaware corporation. There was no activity during 1995.

A sister corporation, Agri Financial Group, Inc. (AFS), was formed by seven Company shareholders in March 1997 for the purpose of financing a joint venture soil analysis laboratory in Tlaxcala, Mexico with a Mexican university. This sister corporation was merged with the Company in August 1997 by exchanging 340,000 shares of the Company for 100% of the outstanding stock of AFS. This exchange of shares was accounted for as a reorganization of entities under common control using the pooling of interests method.

The financial statements are presented as if the Company has operated as a single continuous company.

Nature of Business. The Company was formed to manufacture clay-based commercial agricultural fertilizer and sell it to markets in third world countries. The Company has been negotiating with agricultural agencies in Mexico for pending shipments. There have been no sales or shipments of fertilizer to date.

Inventory consists of about 220 tons of packaged fertilizer remaining from the plant's previous operational period ending in 1994. It was initially valued at $100,000 which was the price paid by a founding shareholder, including travel and other acquisition costs. Inventory was written down to zero in 1998 after no sales had occurred in 1996, 1997 or 1998. Management still believes the bagged fertilizer to be effective and plans no changes in its formula.

                             AGRI BIO-SCIENCES, INC.
                          Notes to Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fertilizer Plant. The fertilizer plant consists of a 24,000 square foot production and storage building located on 7 acres of land in Bay Springs, Mississippi. The plant was acquired by the Company in 1996 as a contribution from a founding shareholder and is valued at the $100,000 cash price paid by the founding shareholder in 1993. The plant has not operated since its former owner filed for bankruptcy in 1992. Beginning in 1996, the Company began construction modifications to make the plant operational again. The plant was pronounced operational in fall, 1997, with operations to begin when sales occur.

Depreciation is currently being provided on the automobile used by a Company agent in Mexico in connection with current lab testing and marketing. No depreciation will be taken on the plant until it begins producing fertilizer.

Estimates and assumptions that affect amounts reported are used by management to prepare these financial statements and accompanying footnotes in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Income taxes are not provided since the Company has no income since inception. Substantially all losses to date are available to offset future income. $378,832 in losses occurring in 1997 and 1996 are available to offset income for 15 years from those periods, and $116,663 and $221,916 in losses occurring in 1998 are available to offset income for 20 years from those periods.

Loss per common share is calculated by dividing the net loss by the weighted average shares outstanding.

                             AGRI BIO-SCIENCES, INC.
                          Notes to Financial Statements

NOTE 2 - PAYMENTS TO FOUNDING SHAREHOLDERS

In August, 1996 a founding shareholder contributed the Bay Springs, Mississippi plant site and 250 tons of bagged fertilizer at his combined original cost of $200,000, for 4,000,000 shares of stock and a note payable for $100,000. In late 1996, the total outstanding shares of this founding shareholder were repurchased for $300,000 cash and a second note for $200,000. This second note was paid off in 1997. The original $100,000 note, bearing no interest, is still outstanding. Imputed interest at 10% is added for each of 1996, 1997, 1998 and 1999 as a shareholder contribution of capital.

NOTE 3 - INSIDER COMMON STOCK RE-SALES

In late 1996, the Company retired 760,000 shares of the 6,160,000 originally issued to the founding shareholder. During the first 6 months of 1997, this shareholder sold another 1,225,000 shares to other shareholders for $245,000.

During 1998, the founding and largest single shareholder sold 60,000 shares of his Company stock to third parties for $15,000. Also during 1998, he loaned the Company $72,000, which is repayable one year from issue date with 8% interest. During 1999, the note was extended and several other shareholders advanced $76,000 to the Company, for a total owed to shareholders of $148,000 as of December 31, 1999.

NOTE 4 - COMMON STOCK OPTIONS

In connection with the issuance of common stock, 1,500,000 options were issued to 5 shareholders in January, 1997 with an exercise price of $.50. The options expire September 18, 2000. Additionally, 148,000 options at the issue price of $.50 per share were issued to shareholders who had advanced $74,000 of funds to the Company. The options expire in September 2000. Upon exercise of the options, the debt will be extinguished.

No options have been exercised to date.

                             AGRI BIO-SCIENCES, INC.
                          Notes to Financial Statements

NOTE 5 - SISTER SALES CORPORATION

In December 1997 Global Farm Sciences, Inc., a Texas corporation, was formed by a Company founder and board member for the purpose of selling the Company's fertilizer product to foreign companies. As of February 12, 2000, no capitalization or business activity has occurred.



                                                  TABLE OF CONTENTS

RISK FACTORS .....................................................................................................2

USE OF PROCEEDS ..................................................................................................9

DIVIDEND POLICY ..................................................................................................9

PRICE RANGE OF COMMON STOCK ......................................................................................9

BUSINESS .........................................................................................................9

PLAN OF OPERATION ...............................................................................................16

MANAGEMENT ......................................................................................................16

CERTAIN TRANSACTIONS ............................................................................................22

DETERMINATION OF OFFERING PRICE..................................................................................23

PRINCIPAL STOCKHOLDERS ..........................................................................................23

SELLING STOCKHOLDERS ............................................................................................24

PLAN OF DISTRIBUTION ............................................................................................25

DESCRIPTION OF CAPITAL STOCK ....................................................................................25

EXPERTS .........................................................................................................31

         UNTIL   ___________________   _____,   2000,   ALL  DEALERS   EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

         Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The Company's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

         The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

         The Company may attempt to procure directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND OFFERING. The estimated expenses set forth below, will be borne by the Company.

         Item                                                                                                Amount

         SEC Registration Fee ...............................................................................$  264
         Legal Fees and Expense .............................................................................$1,500
         Accounting Fees and Expenses .......................................................................$1,000
         Printing ...........................................................................................$1,000

         Total ..............................................................................................$3,764


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The following is a summary of the transactions by the Company during the past three years involving sales of its securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         In April 1998 the Registrant issued 100,000 shares of its Common Stock to GS Financial Services, Inc., a Delaware corporation in consideration of consulting services rendered by GS Financial Services, Inc. The securities were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder. In this connection, the Company relied primarily upon Rule 504 of Regulation D, although the Company also believes that such issuance qualifies under each of Rule 505 and 506 of Regulation D as well. The Company been informed that GS Financial Services, Inc. is both accredited and sophisticated. In addition, the Company gave to GS Financial Services, Inc. an opportunity to review any and all information about the Company as it cared to review.

         In December, 1997 the Registrant issued 10,350,000 shares pro rata to the shareholders of Agri Bio-Sciences, Inc., a Texas corporation, in exchange for the same number (100%) of the issued and outstanding shares of capital stock of the Texas corporation. The shares were issued for the sole purpose of reincorporation in Delaware without registration under the Securities Act in reliance on Section 4(2) of such Act as a transaction not involving a public offering. In addition, the recipients of the shares represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates.

ITEM 27. EXHIBITS

EXHIBIT INDEX

Exhibit No.       Description

3.1 Certificate of Incorporation is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No.
         333-51977) filed May 6, 1998, Item 27, Exhibit 3.1.

3.2      By-Laws  are  incorporated  herein  by  reference  from  the  Company's
         Registration  Statement on Form SB-2 (SEC File No. 333-51977) filed May
         6, 1998, Item 27, Exhibit 3.2.

4.1 Form of Common Stock certificate is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No.
         333-51977) filed May 6, 1998, Item 27, Exhibit 4.1.

5.1      Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis &
         Slogar, as to the legality of securities being registered.
10.1     Indemnification Agreement between the Company and Lester H. Stephens is incorporated herein by reference from the Company's Registration
         Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.1.
10.2     Indemnification Agreement between the Company and M.M. Kalish is incorporated herein by reference from the Company's
         Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.2.
10.3     Indemnification Agreement between the Company and Patrick N. Morgan is incorporated herein by reference from the Company's
         Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.3.
10.4     Indemnification Agreement between the Company and Anthony A. Mierzwa is incorporated  herein  by  reference  from  the  Company's  Registration
         Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item
         27, Exhibit 10.4.

10.5     Indemnification Agreement between the Company and Leslie L. Lemak, M.D. is incorporated herein by reference from the
         Company's Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.5.
10.6     Indemnification Agreement between the Company and Vernon L. Medlin, M.D. is incorporated herein by reference from the
         Company's Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.6.
10.7     Agri Bio-Sciences,  Inc. Stock Incentive Plan is incorporated herein by reference from the Company's  Registration  Statement on Form SB-2 (SEC
         File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.7.

10.8     Marketing Agreement with Global Farm Sciences, Inc. is incorporated herein by reference from Amendment No. 1 to the
         Company's Registration Statement on Form SB-2 (SEC File No. 333-51977) filed October 20, 1998, Item 27, Exhibit 10.8.
10.9     Product License covering the Republic of Mexico is incorporated herein by reference from Amendment No. 1 to the Company's
         Registration Statement on Form SB-2 (SEC File No. 333-51977) filed October 20, 1998, Item 27, Exhibit 10.9.
23.1     Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, (included as part of Exhibit 5.1).
23.2     Consent of Malone & Bailey, PLLC

ITEM 28.  UNDERTAKINGS

         A.       The undersigned Registrant will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

                  (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                     SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on April 12, 2000.

                                   AGRI BIO-SCIENCES, INC.

                                   By: /s/Lester H.  Stephens
                                   Lester H.  Stephens,
                                   President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

 Signature                         Title                                                    Date

 /s/Leslie L. Lemak, M.D.         Chairman of the Board of Directors                            April 12, 2000
-------------------------
Leslie L. Lemak, M.D.

 /s/Lester H. Stephens             Director, President, Principal Executive Officer,             April 12, 2000
------------------------
Lester H. Stephens                 Principal Financial Officer & Principal
                                   Accounting Officer

 /s/Vernon L. Medlin, M.D. Director                                                              April 12, 2000
---------------------------
Vernon L. Medlin, M.D.

 /s/M.M. Kalish                    Director                                                      April 12, 2000
-------------------------
M. M. Kalish

 /s/Patrick N. Morgan              Director                                                      April 12, 2000
---------------------------
Patrick N. Morgan

 /s/Anthony A. Mierzwa             Director                                                      April 12, 2000
-----------------------
Anthony A. Mierzwa

                                                    EXHIBIT INDEX

Exhibit
No.      Description
3.1      Certificate of Incorporation  is incorporated  herein by reference from the  Company's  Registration  Statement  on Form  SB-2  (SEC  File  No.
         333-51977) filed May 6, 1998, Item 27, Exhibit 3.1.

3.2      By-Laws  are  incorporated  herein  by  reference  from  the  Company's
         Registration  Statement on Form SB-2 (SEC File No. 333-51977) filed May
         6, 1998, Item 27, Exhibit 3.2.

4.1 Form of Common Stock certificate is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No.
         333-51977) filed May 6, 1998, Item 27, Exhibit 4.1.

5.1      Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, as to the legality of securities being registered.
10.1     Indemnification Agreement between the Company and Lester H. Stephens is incorporated herein by reference from the Company's
         Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.1.
10.2     Indemnification Agreement between the Company and M.M. Kalish is incorporated herein by reference from the Company's
         Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.2.
10.3     Indemnification Agreement between the Company and Patrick N. Morgan is incorporated herein by reference from the Company's
         Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.3.
10.4     Indemnification Agreement between the Company and Anthony A. Mierzwa is incorporated  herein  by  reference  from  the  Company's  Registration
         Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item
         27, Exhibit 10.4.

10.5     Indemnification Agreement between the Company and Leslie L. Lemak, M.D. is incorporated herein by reference from the
         Company's Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.5.
10.6     Indemnification Agreement between the Company and Vernon L. Medlin, M.D. is incorporated herein by reference from the
         Company's Registration Statement on Form SB-2 (SEC File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.6.
10.7     Agri Bio-Sciences,  Inc. Stock Incentive Plan is incorporated herein by reference from the Company's  Registration  Statement on Form SB-2 (SEC
         File No. 333-51977) filed May 6, 1998, Item 27, Exhibit 10.7.

10.8     Marketing Agreement with Global Farm Sciences, Inc. is incorporated herein by reference from Amendment No. 1 to the
         Company's Registration Statement on Form SB-2 (SEC File No. 333-51977) filed October 20, 1998, Item 27, Exhibit 10.8.
10.9     Product License covering the Republic of Mexico is incorporated herein by reference from Amendment No. 1 to the Company's
         Registration Statement on Form SB-2 (SEC File No. 333-51977) filed October 20, 1998, Item 27, Exhibit 10.9.
23.1     Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, (included as part of Exhibit 5.1).
23.2     Consent of Malone & Bailey, PLLC